UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 23, 2005
 Date of Report (Date of earliest event reported)

HESKA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-22427	77-0192527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

1613 Prospect Parkway
Fort Collins, Colorado 80525
(Address of principal executive offices, including zip code)

(970) 493-7272
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencemnt communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          At a meeting held on February 23, 2005, the Compensation Committee of the Board of Directors of Heska Corporation (the “Company”) approved the terms of a management incentive plan (the “MIP”) for the fiscal year 2005 for the Company’s officers. Any MIP payouts will be based on the Company’s net income (excluding any impact from option expensing) in excess of a certain level. The plan participants will have targets ranging from 25% to 50% of base salary. No bonus payouts were earned or paid under the 2004 MIP as the financial targets were not met. At such meeting, the Committee also approved annual equity incentive awards for senior management in an aggregate amount of 1,052,000 shares of common stock. Stock options for such shares will be granted on March 30, 2005, seven days following the Company’s public announcement of fourth quarter 2004 and year end earnings. All of such options will be immediately vested on the date of grant and will have an exercise price equal to the closing price on the day immediately preceding the date of grant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation
Dated: March 1, 2005	By: /s/Michael A.Bent MICHAEL A. BENT Vice President, Controller and Principal Accounting Officer